EXHIBIT 99.1

    HEI, Inc. Receives Default Judgment in Its Lawsuit Against Its Former CEO

      MINNEAPOLIS, Aug. 12 /PRNewswire-FirstCall/ -- HEI, Inc. (Nasdaq: HEII) ( www.heii.com ) today announced that the Company has received a default judgment in its lawsuit against its former Chief Executive Officer, President and Chairman, Anthony Fant, for non-payment of his promissory note to the Company, which was issued in connection with Mr. Fant's exercise of stock options in 2001. The amount of the judgment is $605,895.01. The Company will pursue collection on the judgment in accordance with the Company's normal collection policies.

      The Company continues to litigate additional claims against Fant for conversion, unjust enrichment, breach of fiduciary duty, and corporate waste, and intends to pursue those claims to their conclusion.

      About HEI, Inc.
      HEI, Inc. designs, develops, and manufactures microelectronic, subsystem, system, connectivity, and software solutions. The Company's unique range of capabilities in product realization give a competitive advantage to OEMs engaged in the medical device, hearing, biotechnology, healthcare information and communications industries. Web site: www.heii.com .

      Microelectronics Division       PO Box 5000, 1495 Steiger Lake Lane,
                                       Victoria, MN 55386
      -  High Density Interconnect    610 South Rockford Drive, Tempe, AZ 85281
      -  RF Identification and        1546 Lake Drive West, Chanhassen, MN 55317
         Smart Card
      Advanced Medical Division       4801 North 63rd Street, Boulder CO 80301

    FORWARD-LOOKING INFORMATION
      Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the Company's efforts to collect on the judgment and its pursuit of the remaining claims, are forward-looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, adverse business or market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI's suppliers, adverse competitive developments, change in or cancellation of customer requirements, and other risks detailed from time to time in HEI's SEC filings.

SOURCE  HEI, Inc.

-0-                             08/12/2003
/CONTACT: Mack V. Traynor, CEO, or Doug Nesbit, CFO, both of HEI, Inc., +1-952-443-2500/
/First Call Analyst: /
/FCMN Contact: /
/Web site:  http://www.heii.com /
(HEII)